UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2014

VIRTUAL PIGGY, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-53944 (Commission File Number)	35-2327649 (I.R.S. Employer Identification No.)
1221 Hermosa Avenue, Suite 210, Hermosa Beach, California 90254 (Address of principal executive offices, including zip code) (310) 853-1950 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Virtual Piggy, Inc. (the “Company”) announced a company restructuring in line with the Company’s focus on digital goods and shopping experiences for teens and families, and a consolidation of product development operations into the California headquarters.

As a result of such restructuring, the Company announced that on September 11, 2014: Tom Keefer, the Company’s Vice President – Global Sales, stepped down from his position effective immediately. As a severance benefit, Mr. Keefer will receive three months base salary along with continuation of his medical coverage through December 31, 2014. In addition, Laura Jaeger and the Company agreed that she will cease employment as SVP Corporate Development and General Counsel, but will continue to provide services as a consultant as directed by the Company.  Ms. Jaeger will receive severance benefits in accordance with her existing employment letter agreement with the Company.

ITEM 8.01.  OTHER EVENTS

The Company also announced that Trent Walker, the Company’s Vice President of Business Development has been promoted to head up all North American sales and business development efforts. Matthew Fitzpatrick has been promoted to the Director of Engineering position and will oversee all core development activities on the Oink payment platform. Jordan Harris was appointed to the new position of Chief Risk Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUAL PIGGY, INC.

Date: September 17, 2014	By:	/s/ Joseph Dwyer
Joseph Dwyer
Chief Financial Officer

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